UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): September 20, 2010
MICROFINANCIAL INCORPORATED
(Exact name of registrant as specified in its charter)
MASSACHUSETTS
(State or other jurisdiction of incorporation)

1-14771	04-2962824

(Commission file number)	(IRS Employer Identification Number)
10-M Commerce Way, Woburn, MA 01801
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 781-994-4800
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On September 20, 2010, the Registrant entered into an Office Lease Agreement (the “Lease”) with MA-New England Executive Park, L.L.C., a Delaware limited liability company (the “Landlord”) for approximately 23,834 square feet of office space located at 16 New England Executive Park in Burlington, Massachusetts. The Registrant plans to move its headquarters to the premises in January 2011.
The term of the Lease will begin when certain build-out and refurbishment work by the Landlord on the premises is substantially complete, which is expected to be January 15, 2011. The Lease will terminate, if not extended by the Registrant on the terms described below, on the last day of the 90th full calendar month following the commencement date, expected to be July 31, 2018. The base rent payable under the lease will be approximately $44,688, or $22.50 per square foot, monthly through the first twelve full calendar months following the commencement of the Lease. Thereafter, the base rent will increase annually in increments until it reaches a monthly base rent of $51,640, or $26.00 per square foot, from the 73rd month through the termination date. So long as the Registrant is not in default under the Lease, however, the base rent with respect to the first four full calendar months will be abated in full. The Lease also provides for an allowance of approximately $953,360 with respect to the build-out work to be performed by the Landlord to ready the premises for Registrant’s use.
The Registrant has an option to extend the Lease for up to two additional periods of five years each following the scheduled termination of the Lease. The base rent during each such extension term would be calculated at prevailing market rates per rentable square foot in accordance with the terms of the Lease. The Registrant also has a right of first offer with respect to certain other available space in the building.
Under the Lease, beginning in 2012, the Registrant will be required to pay a pro rata share (approximately 40.2%) of any increases in property taxes and other assessments (“Taxes”), and of any increases in the expenses of operating, maintenance, repair and management of the building (“Expenses”), as compared to such Taxes and Expenses for a specified base year. The base year for Taxes will be the twelve months ended June 30, 2011 and the base year for Expenses will be calendar year 2011.
The Registrant’s current corporate headquarters are located at 10-M Commerce Way, Woburn, Massachusetts. Its current lease is scheduled to expire on December 31, 2010. The Registrant has extended its current lease for one month, through the end of January 2011.
The foregoing is a summary description of certain terms of the Lease. This summary is qualified in its entirety by the text of the Lease, which will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the fiscal period ending September 30, 2010.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K, including the description of the Lease, is hereby incorporated by reference.
Statements in this Current Report on Form 8-K that are not strictly historical are “forward-looking” statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the Registrant’s use of words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” or “will,” the negative of these words or words of similar import. Similarly, statements that describe the Registrant’s anticipated timing of its move are forward-looking statements. These statements are based on the Registrant’s beliefs and assumptions, which in turn are based on currently available information. These beliefs and assumptions, including assumptions as to the timing and expenses involved in the buildout of the Burlington premises and the Registrant’s move, could prove incorrect. New risks and uncertainties emerge from time to time, and it is not possible for the Registrant to predict which factors will arise or how they may affect it. Other risks and uncertainties and additional risk factors are identified in the Registrant’s Securities and Exchange Commission filings, including the Registrant’s most recent annual and quarterly reports on Forms 10-K and 10-Q. The Registrant undertakes on obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this Form 8-K.
SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROFINANCIAL INCORPORATED Registrant
By:	/s/ James R. Jackson, Jr.
James R. Jackson, Jr.
Vice President and Chief Financial Officer

Dated: September 29, 2010